Exhibit 99.1
CONSENT OF DIRECTOR NOMINEE
     I hereby consent to being named in the Registration Statement on Form S-1 of Western Refining, Inc., a Delaware corporation (“Western Refining”), and in all subsequent amendments, including post-effective amendments, or supplements to the Registration Statement (including the prospectus contained therein and the filing of this consent as an exhibit to the Registration Statement), as a director nominee of Western Refining, with my election becoming effective upon consummation of the offering contemplated therein.
Dated: 12-16-2005

/s/ Brian J. Hogan
Name:	Brian J. Hogan